Exhibit 99.1

H&R BLOCK ANNOUNCES TAX SEASON RESULTS THROUGH FEB. 15

For Immediate Release February 24, 2010

KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today announced preliminary tax season results for the interim period through Feb. 15, 2010. Same-office tax returns prepared in retail operations fell 5.6 percent compared to the prior-year period. Total tax returns prepared through Feb. 15 were down 6.3 percent.

Total retail returns prepared year-to-date fell 8.2 percent, while the net average retail fee per tax return increased 1.9 percent. Total digital returns prepared by H&R Block (consisting of H&R Block At Home™ online and desktop software products, excluding Free File Alliance returns) were down 1.8 percent. Total online return growth of 3.1 percent was more than offset by a 7.6 percent decline in software-based returns. Total digital returns including the Free File Alliance fell 1.4 percent.

In light of the foregoing preliminary tax season results, the company’s previously announced guidance for fiscal 2010 will not be reached.

“We believe industry filings are down significantly due to the recession and sustained, high levels of unemployment,” said Russ Smyth, president and chief executive officer of H&R Block. “The weak economic conditions have also contributed to a greater shift to do-it-yourself tax preparation methods among first-half clients. We still have millions of clients to serve in the second-half of the tax season, which we are aggressively targeting,” added Mr. Smyth.

Additional commentary will be available when the company reports fiscal 2010 third quarter financial results on Monday, March 8, after the New York Stock Exchange market closing.

About H&R Block
H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having prepared more than 500 million tax returns since 1955. In fiscal 2009, H&R Block had annual revenues of $4.1 billion and prepared more than 24 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.

For Further Information
Investor Relations: Derek Drysdale, 816-854-4513, derek.drysdale@hrblock.com
Media Relations: Gene King, 816-854-4672, gene.king@hrblock.com

TABLE FOLLOWS

(in thousands, except net average fee)	YTD 1/31/10	YTD 1/31/09	% Change	YTD 2/15/10	YTD 2/15/09	% Change
Total returns prepared: (1)
Company-owned operations	2,292	2,467	-7.1%	4,402	4,854	-9.3%
Franchise operations	1,347	1,451	-7.2%	2,638	2,815	-6.3%
Total retail operations	3,639	3,918	-7.1%	7,040	7,669	-8.2%

Digital software	635	780	-18.6%	1,138	1,231	-7.6%
Digital online	719	643	11.8%	1,469	1,425	3.1%
Sub-total	1,354	1,423	-4.8%	2,607	2,656	-1.8%

Digital Free File Alliance	201	178	12.9%	412	406	1.5%
Total digital tax solutions	1,555	1,601	-2.9%	3,019	3,062	-1.4%
	5,194	5,519	-5.9%	10,059	10,731	-6.3%

Net tax preparation fees - retail: (2)
Company-owned operations	$469,911	$498,470	-5.7%	$876,271	$953,282	-8.1%
Franchise operations	244,184	251,818	-3.0%	463,598	478,051	-3.0%
	$714,095	$750,288	-4.8%	$1,339,869	$1,431,333	-6.4%

Net average fee - retail: (1,3)
Company-owned operations	$205.06	$202.15	1.4%	$199.06	$196.56	1.3%
Franchise operations	181.20	173.60	4.4%	175.70	169.85	3.4%
	$196.23	$191.58	2.4%	$190.31	$186.75	1.9%

Same-Office returns prepared: (1,4)
Company-owned operations	2,249	2,335	-3.7%	4,339	4,606	-5.8%
Franchise operations	1,292	1,376	-6.1%	2,530	2,672	-5.3%
Total retail operations	3,541	3,711	-4.6%	6,869	7,278	-5.6%

Same-Office tax preparation fees: (1,4)
Company-owned operations	$466,519	$482,530	-3.3%	$876,677	$925,252	-5.2%
Franchise operations	235,255	241,324	-2.5%	451,161	461,215	-2.2%
Total retail operations	$701,774	$723,854	-3.1%	$1,327,838	$1,386,467	-4.2%

(1)          Prior year numbers have been reclassified between company-owned and franchise operations for offices which were refranchised during either year.
(2)          Amounts include gross tax preparation fees less coupons and discounts.
(3)          Amounts are calculated as net retail tax preparation fees divided by retail tax returns.
(4)          Same-office returns represent returns prepared at 6,997 company and 4,160 franchise offices open in both fiscal year 2010 and fiscal year 2009.